CUC International Inc. and Subsidiaries

                     Exhibit 21--Subsidiaries of the Company


                       Subsidiary                 State of Incorporation
                       ----------                 ----------------------

           FISI*Madison Financial Corporation          Tennessee
           Benefit Consultants, Inc.                   Delaware
           Entertainment Publications, Inc.            Michigan